Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this the Registration Statement on the Pre-Effective Amendment No. 1 to Form S-1 of our report dated September 27, 2022, with respect to the financial statements of Aeluma, Inc. as of June 30, 2022, June 30, 2021 and December 31, 2020, and for the year ended June 30, 2022, the six months ended June 30, 2021, and the year ended December 31, 2020. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

August 3, 2023